CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Callable 6-Month USD LIBOR and S&P 500® Index Range Accrual Notes due July 26, 2028	$4,000,000.00	$545.60
Guarantee of Senior Callable 6-Month USD LIBOR and S&P 500® Index Range Accrual Notes due July 26, 2028	–	(2)
Total	$4,000,000.00	$545.60

(1)	Calculated in accordance with Rule 457(r)

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee

Pricing Supplement No. 41 (To Prospectus Supplement dated June 7, 2013 and Prospectus dated June 7, 2013)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-189150 and 333-189150-01 July 18, 2013
US$4,000,000*
Lloyds TSB Bank plc
fully and unconditionally guaranteed by Lloyds Banking Group plc
Senior Callable 6-Month USD LIBOR and S&P 500® Index Range Accrual Notes due July 26, 2028
Medium-Term Notes, Series A
Notes:	Senior Callable 6-Month USD LIBOR and S&P 500® Index Range Accrual Notes due July 26, 2028, Medium-Term Notes, Series A (each a “Note” and collectively, “the Notes”)	Issuer:	Lloyds TSB Bank plc
		Guarantor:	Lloyds Banking Group plc
		Aggregate Principal Amount:	US$4,000,000. May be increased prior to the Issue Date but we are not required to do so.
Trade Date:	July 18, 2013	Issue Price:	At variable prices
Issue Date:	July 26, 2013	Denominations:	Minimum denominations of US$1,000 and multiples of US$1,000 thereafter.
Maturity Date:	July 26, 2028
Business Day:	New York and London, following, unadjusted	CUSIP:	5394E8BW8
Day-Count Convention:	30/360	ISIN:	US5394E8BW85
Payment at Maturity:
100% repayment of principal, plus any accrued and unpaid interest, at maturity. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

Interest Rate:
For each Interest Period (as defined below) commencing on or after the Issue Date to but excluding the Maturity Date, the interest rate per annum will be equal to the product of the Accrual Rate and the applicable Accrual Factor.

Reference Rate:	6-Month USD LIBOR (Designated LIBOR Page: Reuters: LIBOR01).
Reference Rate Range:	Greater than or equal to 0.00% and less than or equal to 6.00%
Index:	The S&P 500® Index.
Index Level:
For any Index Business Day, the closing level of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Market Disruption Events and Index Adjustments” herein.

Index Barrier:	1,250
Index Business Day:
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Accrual Rate:	7.00% per annum
Accrual Factor:
For any Interest Period, (A) the number of calendar days in that Interest Period on which (i) the value of the Reference Rate with respect to that day is within the applicable Reference Rate Range; and (ii) the Index Level with respect to that day is greater than or equal to the applicable Index Barrier, divided by (B) the total number of calendar days in that Interest Period.  If any calendar day during an Interest Period is not a Business Day, then the Reference Rate with respect to such day will equal the Reference Rate observed on the immediately preceding Business Day and if any calendar day during an Interest Period is not an Index Business Day or if the Index is subject to a Market Disruption Event, then the Index Level will equal the Index Level observed on the immediately preceding Index Business Day with respect to which no Market Disruption Event has occurred.  Notwithstanding anything else to the contrary, the determination of the value of the Reference Rate or the Index Level with respect to any calendar day shall be subject to the Accrual Rate Determination Cut-off provisions described on the following page. See “The Reference Rate” and “Market Disruption Events and Index Adjustments” herein.

Interest Payment Dates:
Quarterly, payable in arrears on the 26th day of each January. April, July and October, commencing on (and including) October 26, 2013 and ending on the Maturity Date or the Early Redemption Date, if applicable.

Redemption at the Option of the Issuer:
We may redeem your Notes, in whole, at the Redemption Price set forth below, on any Interest Payment Date commencing on (and including) July 26, 2018, provided we give at least five business days’ prior written notice to the trustee. If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:
If we exercise our redemption option, you will be entitled to receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to, but excluding, the Early Redemption Date.

Selling Agent:	Barclays Capital Inc. (the “Selling Agent”)
(key terms continued on next page)
* May be increased prior to the Issue Date but we are not required to do so.
Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-3 below.
The Issuer’s estimated value of the Notes as of the Trade Date is approximately $940.60 per $1,000 principal amount of Notes, which is less than the Issue Price of the Notes.   We may sell additional Notes after the date of this pricing supplement, with issue prices and commissions different from the amounts set forth below, in which case the estimated value of the Notes on the date any additional Notes are traded may vary from the estimated value set forth above, because of changes in prevailing market conditions and other variables we use to derive the estimated value of the Notes. However the Issuer’s estimated value of the Notes on any subsequent Trade Date will not be lower than $910.60 per $1,000 principal amount of Notes. Please see “Issuer’s Estimated Value of the Notes” on the following page and “Risk Factors” beginning on page PS-3 below.
The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1) (2)	Selling Agent’s Commission (3)	Proceeds to Lloyds TSB Bank plc (4)
Per Note	At variable prices	$50.00	$950.00
Total	At variable prices	$200,000.00	$3,800,000.00
(1)
The Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at prevailing market prices, at prices related to such prevailing prices, or at negotiated prices; provided, however, that such price will not be less than $950.00 per $1,000.00 principal amount of the Notes or more than $1,000.00 per $1,000.00 principal amount of the Notes.  See “Risk Factors—The price you paid for the Notes may be higher than the prices paid by other investors” on page PS-3 of this pricing supplement.

(2)
The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the Issue Price of the Notes. This is because the Issue Price of the Notes includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors—The Issuer’s estimated value of the Notes on the Trade Date is less than the Issue Price of the Notes” on page PS-4 of this pricing supplement and “Supplemental Plan of Distribution” beginning on page PS-20 of this pricing supplement.

(3)
The Selling Agent will receive commissions from the Issuer of up to $50.00 per $1,000.00 principal amount of the Notes, or up to $200,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. See “Supplemental Plan of Distribution” beginning on page PS-20 of this pricing supplement.

(4)
The Issuer will receive proceeds of $950.00 per $1,000.00 principal amount of the Notes, or $3,800,000 of the aggregate principal amount of the Notes.  See “Supplemental Plan of Distribution” beginning on page PS-20 of this pricing supplement.

July 18, 2013

(key terms continued from previous page)
Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Guarantee:
The Notes are fully and unconditionally guaranteed by the Guarantor. The Guarantee will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Interest Period:
The initial Interest Period will begin on, and include, the Issue Date and end on, but exclude, the first Interest Payment Date.  Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date.  The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date, if applicable).

Accrual Rate Determination Cut-Off:
With respect to any Interest Period, (A) the Reference Rate for any day from and including the fifth Business Day prior to the related Interest Payment Date will equal the Reference Rate observed on such fifth Business Day prior to that Interest Payment Date and (B) the Index Level for any day from and including the fifth Index Business Day prior to the related Interest Payment Date will equal the Index Level observed on such fifth Index Business Day prior to that Interest Payment Date.

Tax Redemption:
Following the occurrence of one or more changes in tax law that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer may redeem all, but not fewer than all, of the Notes prior to maturity.

Settlement and Clearance:	DTC; Book-entry
Listing:	The Notes will not be listed or displayed on any securities exchange or quotation system.
Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch
Calculation Agent:	Natixis SA
Governing Law:	New York
Estimated Value:
The Issuer’s estimated value of the Notes as of the Trade Date is as set forth on the cover of this pricing supplement. Please see “Issuer’s Estimated Value of the Notes” on page PS-1 below and “Risk Factors” beginning on page PS-3 below.

ISSUER’S ESTIMATED VALUE OF THE NOTES

Our estimated value of the Notes is derived from our pricing and valuation models, using various market inputs and assumptions such as expected levels and volatility of interest rates, levels of price and volatility of any assets underlying the Notes, or any futures, options, or swaps related to such underlying assets, and our internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. Our internal funding rate, which is a theoretical borrowing rate based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity, is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms and our implied borrowing rate derived from the levels at which our conventional debt securities would trade in the secondary market.  The use of our internal funding rate will generally result in the Notes having economic terms that are less favorable to you than if such economic terms were instead based on the levels at which our conventional debt securities trade in the secondary market.  The inclusion of the Selling Agent’s commission and the estimated cost of hedging our obligations under the Notes in the Issue Price of the Notes also results in the Notes having less favorable economic terms than would otherwise be the case.   Our pricing models rely on market information available to us at the time of our calculation, and on certain assumptions about future events, which may prove to be incorrect.  Because our pricing models, market inputs, and assumptions may differ from those used by other issuers, and because funding rates used to value similar notes by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

Our estimated value of the Notes on the Trade Date is less than the Issue Price of the Notes.  The difference between the Issue Price of the Notes and our estimated value of the Notes results from several factors, including the inclusion in the Issue Price of the Selling Agent’s commissions and the cost of our hedging our obligations under the Notes.  Such hedging cost includes our counterparty’s expected cost of providing such hedge, as well as the projected profit expected to be realized in consideration for structuring the Notes and for assuming the risks inherent in providing such hedge.

Our estimated value of the Notes on the Trade Date does not represent a minimum or maximum at which we or our affiliates, or the Selling Agent or any of its affiliates, might be willing to purchase your Notes in the secondary market at any time. The price at which any party would be willing to purchase the Notes in the secondary market, absent changes in market conditions or our creditworthiness, will generally be lower than the estimated value on the Trade Date, because such price would take into account our secondary market credit spreads as well as the bid-offer spread that such party would be expected to charge.

The Selling Agent has advised us that, absent changes in market conditions, our creditworthiness or other relevant factors, the price, if any, at which the Selling Agent may initially buy or sell the Notes in the secondary market, if any, and the value that the Selling Agent may initially use for customer account statements, if provided at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 12 months after the Issue Date of the Notes, because the Selling Agent may, in its discretion, elect to effectively reimburse to investors a portion of the estimated cost of hedging the obligations under the Notes and other costs in connection with the Notes.  The Selling Agent will make such discretionary election and has determined the temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement the Selling Agent may have with the distributors of the Notes.  The amount of our estimated costs which the Selling Agent may effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and the Selling Agent may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

If we decide to sell additional Notes after the Trade Date and prior to the Issue Date, each as specified on the cover of this pricing supplement, our estimated value of the Notes on any such subsequent Trade Date may vary from the estimated value set forth above, because of changes in prevailing market conditions and other variables we use to derive the estimated value of the Notes. However the Issuer’s estimated value of the Notes on any subsequent Trade Date will not be lower than $910.60 per $1,000 principal amount of Notes.

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•	“we,” “us,” “our,” the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” and “Guarantor” mean Lloyds Banking Group plc;

•
“Notes” refers to the Senior Callable 6-Month USD LIBOR and S&P 500® Index Range Accrual Notes due July 26, 2028, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated June 7, 2013 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 7, 2013 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement, together with the prospectus supplement and prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	the prospectus supplement dated June 7, 2013 and the prospectus dated June 7, 2013 can be accessed at the following hyperlink:

http://www.sec.gov/Archives/edgar/data/1160106/000095010313003583/dp38364_424b2-seriesa.htm

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your Selling Agent’s sales representative, such dealer or toll free 1-888-227-2275 (Extension 2-3430). A copy of these documents may also be obtained from the Selling Agent by writing to them at 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and the Selling Agent are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. This pricing supplement, the prospectus supplement and the prospectus are current only as of their respective dates.

RISK FACTORS

Your investment in the Notes involves significant risks. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.

You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are also dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

The price you paid for the Notes may be higher than the prices paid by other investors.

The Selling Agent proposes to offer the Notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at prevailing market prices at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you paid for your Notes will be higher than the prices paid by other investors based on the date and time you made your purchase, from whom you purchased the Notes, any related transaction costs, whether you hold your Notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

The Notes are subject to interest payment risk based on the Reference Rate and the Index Level, and it is possible that you could receive no interest on the Notes at all for extended periods if the Reference Rate is outside the Reference Rate Range or if the Index Level is less than the Index Barrier.

Investing in the Notes is not equivalent to investing in securities directly linked to the Reference Rate and/or the Index. Instead, the amount of interest payable on the Notes for any Interest Period is dependent on whether, and the extent to which, during a given Interest Period, the Reference Rate is within the Reference Rate Range, and the Index Level is greater than or equal to the Index Barrier.  For each calendar day in an Interest Period on which the Reference Rate is within the Reference Rate Range and the Index Level is greater than or equal to the applicable Index Barrier, interest will accrue; conversely, for each calendar day in an Interest Period on which the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier, no interest will accrue.

As a result, if the Reference Rate is outside the applicable Reference Rate Range and/or the Index Level is less than the Index Barrier on one or more calendar days during an Interest Period, then the interest rate for that Interest Period, and the amount of interest paid on the related Interest Payment Date, will decrease in proportion to the number of calendar days in the Interest Period that the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier.  Accordingly, in such circumstances you would not receive the maximum possible interest rate for that Interest Period.  If, on every calendar day in an Interest Period, the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier, then interest will not accrue for that Interest Period, and you will receive no interest payment on the related Interest Payment Date.  If the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier on every calendar day in every Interest Period throughout the term of the Notes, then you will receive no interest payments on your Notes throughout their term.

The Reference Rate for any day from and including the fifth New York and London Banking Day prior to the Interest Payment Date of an Interest Period will be the Reference Rate for such fifth day.

Because the Reference Rate with respect to each day from and including the fifth New York and London Banking Day prior to the related Interest Payment Date for any Interest Period (each such fifth day, a “Reference Rate Cut-Off Date”) to but excluding such related Interest Payment Date will be the Reference Rate in effect on such Reference Rate Cut-Off Date, if the Reference Rate on the Reference Rate Cut-Off Date is not within the Reference Rate Range, you will not receive any interest in respect of the days from and including the Reference Rate Cut-Off Date to but excluding the relevant Interest Payment Date, even if the Reference Rate as actually calculated on any of those days were to be within the Reference Rate Range.

The Index Level for any day from and including the fifth Index Business Day prior to the Interest Payment Date of an Interest Period will be the Index Level for such fifth Index Business Day.

Because the Index Level with respect to each day from and including the fifth Index Business Day prior to the related Interest Payment Date for any Interest Period (each such fifth day, an “Index Rate Cut-Off Date”) to but excluding such related Interest Payment Date will be equal to the Index Level in effect on the relevant Index Rate Cut-Off Date, if the Index Level on that Index Business Day is less than the Index Barrier, you will not receive any interest in respect of the days from and including the Index Rate Cut-Off Date to but excluding the relevant Interest Payment Date, even if the Index Level as actually calculated on any of those days were to be greater than or equal to the Index Barrier.

The Notes will be subject to early redemption at our option.

We may redeem the Notes prior to the Maturity Date on any quarterly Interest Payment Date, beginning on July 26, 2018. If you intend to purchase the Notes, you must be willing to have your Notes redeemed early. We are generally more likely to redeem the Notes during periods when we expect that interest will accrue on the Notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the Notes.  In contrast, we are generally less likely to redeem the Notes during periods when we expect interest to accrue on the Notes at a rate that is less than that which we would pay on those instruments. In addition, we have the right to redeem the Notes in the event of certain tax events as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus.  If we redeem the Notes prior to the Maturity Date, accrued interest will be paid on the Notes until such early redemption, but you will not receive any future interest payments from the Notes redeemed and you may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed.

The Issuer’s estimated value of the Notes on the Trade Date is less than the Issue Price of the Notes.

Our estimated value of the Notes on the Trade Date is less than the Issue Price of the Notes.  The difference between the Issue Price of the Notes and our estimated value of the Notes results from several factors, including the inclusion in the Issue Price of the Selling Agent’s commissions and the cost of our hedging our obligations under the Notes.  Such hedging cost includes our counterparty’s expected cost of providing such hedge, as well as the projected profit expected to be realized in consideration for structuring the Notes and for assuming the risks inherent in providing such hedge.

Our estimated value of the Notes is determined by reference to an internal funding rate and our pricing models.   Our internal funding rate, which is a borrowing rate based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity, is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms and our implied borrowing rate derived from the levels at which our conventional debt securities would trade in the secondary market.  The use of our internal funding rate will generally result in the Notes having economic terms that are less favorable to you than if such economic terms were instead based on the levels at which our conventional debt securities trade in the secondary market.  The inclusion of the Selling Agent’s commission and the estimated cost of hedging our obligations under the Notes in the Issue Price of the Notes also results in the Notes having less favorable economic terms than would otherwise be the case.  Our pricing models rely on market information available to us at the time of our calculation, and on certain assumptions about future events, which may prove to be incorrect.  Because our pricing models, market inputs, and assumptions may differ from those used by other issuers, and because funding rates used to value similar notes by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

Assuming no changes in market conditions and other relevant factors, the price you may receive for your Notes in secondary market transactions would generally be lower than both the Issue Price of the Notes and our estimated value of the Notes on the Trade Date.

While the payments on the Notes is based on the full principal amount of your Notes, our estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. In addition, our estimated value of the Notes on the Trade Date does not represent the price at which any party, including us and our affiliates, and the Selling Agent and its affiliates, would be willing to purchase your Notes in the secondary market, if any, at any time.  Assuming no changes in market conditions, our creditworthiness or other relevant factors, the price, if any, at which any party would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and our estimated value of the Notes on the Trade Date, because the secondary market price would take into account our secondary market credit spreads as well as the bid offer spread that any such party would be expected to charge.

However, the Selling Agent has advised us that, absent changes in market conditions, our creditworthiness or other relevant factors, the price, if any, at which the Selling Agent may initially buy or sell the Notes in the secondary market, if any, and the value that the Selling Agent may initially use for customer account statements, if provided at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 12 months after the Issue Date of the Notes, because the Selling Agent may, in its discretion, elect to effectively reimburse to investors a portion of the estimated cost of hedging the obligations under the Notes and other costs in connection with the Notes.  The Selling Agent will make such discretionary election and has determined the temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement the Selling Agent may have with the distributors of the Notes.  The amount of our estimated costs which the Selling Agent may effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and the Selling Agent may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount of interest payable on the Notes may be less than the return you could earn on other investments with a comparable maturity.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. Although the amount of interest payable on the Notes, if any, will be based on the levels of the Reference Rate and the Index, the interest rate that will apply during each Interest Period to the Notes may be more or less than other prevailing market interest rates at such time. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments with a comparable maturity.

If the value of the Reference Rate or the level of the Index changes, the value of the Notes may not change in the same manner.

The price of your Notes may move differently than the value of the Reference Rate or the level of the Index. Changes in the value of the Reference Rate or the level of the Index may not result in a comparable change in the value of your Notes. We discuss some of the reasons for this disparity under “—The amount of interest payable on the Notes may be less than the return you could earn on other investments with a comparable maturity” above and “—The value of the Notes prior to maturity, the Reference Rate and the Index Level will be influenced by many unpredictable factors, and the value of the Notes may be less than the Issue Price” below.

The Notes will not be listed or displayed on any securities exchange or quotation system, and there may be little or no secondary market for the Notes.

The Notes will not have an established trading market when issued and the Notes will not be listed or displayed on any securities exchange or quotation system; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so. If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes. It is expected that transaction costs in any secondary market would be high and, as a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial. There is no assurance that there will be a secondary market for any of the Notes. Accordingly, you should be willing to hold the Notes until the Maturity Date, and you may incur a loss if you sell the Notes prior to the Maturity Date or the Early Redemption Date, as applicable. In addition, the Selling Agent may, at any time, hold unsold inventory which may inhibit the development of a secondary market for the Notes.

The value of the Notes prior to maturity, the Reference Rate and the Index Level will be influenced bymany unpredictable factors, and the value of the Notes may be less than the Issue Price.

The value of the Notes may be less than the Issue Price of the Notes. The value of the Notes, the Reference Rate and the Index Level may be affected by a number of factors that may either offset or magnify each other, including the following:

•	the current and projected values of the Reference Rate and the levels of the Index;

•	the volatility (i.e., the frequency and magnitude of changes in the values and levels) of the Reference Rateand the Index;

•
the time remaining to maturity of the Notes; in particular, as a result of a “time premium,” the Notes may havea value above that which would be expected based on the level of the interest rates and the values of theReference Rate and the levels of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the values of the Reference Rate and the levels of the Index during the period prior to maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease and, depending on the values of the Reference Rate and the levels of the Index at such time, may adversely affect the value of the Notes;

•	the aggregate amount of the Notes outstanding;

•	the level, direction and volatility of market interest and yield rates generally;

•	geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, judicial or otherevents that affect the markets generally;

•	the supply and demand for the Notes in the secondary market, if any;

•	any market making activities with respect to the Notes; or

•
the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as theGuarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’sor Lloyds Bank’s credit ratings.

In particular, to the extent that, during the term of the Notes, the Reference Rate remains outside the Reference Rate Range or the Index Level is less than the Index Barrier, the value of the Notes may decrease and you may receive substantially less than 100% of the price you paid if you wish to sell your Notes at such time.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to the Maturity Date, or the Early Redemption Date, if applicable, in the secondary market, if any. If you sell your Notes before the Maturity Date, or the Early Redemption Date, if applicable, the price that you receive may be less, and may be substantially less, than the price which you paid for your Notes.

Adjustments to the Index could adversely affect the value of the Notes.

The publisher of the Index can add, delete or substitute the stocks comprising the Index (each, an “Index Component Stock”), and can make other methodological changes required by certain events relating to the Index Component Stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the level of the Index. Any of these actions could adversely affect the value of the Notes.  The publisher of the Index may discontinue or suspend calculation or publication of the Index at any time.  In these circumstances, the Calculation Agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Index.  The Calculation Agent could have an economic interest that is different than that of investors in the Notes insofar as, for example, the Calculation Agent is not precluded from considering indices that are calculated and published by the Calculation Agent or any of its affiliates.  If the Calculation Agent determines that there is no appropriate successor index, on any day on which the Index Level is to be determined, the Index Level for such day will be based on the stocks comprising the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the Calculation Agent, in accordance with the formula for calculating the Index Level last in effect prior to discontinuance of the Index.

Investing in the Notes is not equivalent to investing in the Index or the stocks comprising the Index.

Investing in the Notes is not equivalent to investing in the Index or its component stocks.  As an investor in the Notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Index.

Hedging and trading activity by the Calculation Agent and its affiliates could potentially adversely affect the level of the Index.

The Calculation Agent and/or its affiliates have carried or will carry out hedging activities related to the Notes (and possibly to other instruments linked to the Index or its component stocks), including trading in the Index Component Stocks as well as in other instruments related to the Index or the Index Component Stocks.  The Calculation Agent and some of its other subsidiaries also trade in the Index Component Stocks and other financial instruments related to the Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day the Notes are priced for initial sale to the public could potentially decrease the Index Level, thus increasing the risk that the Index Level will be less than the Index Barrier during the term of the Notes.

There may be potential conflicts of interest between investors in the Notes and us and our affiliates, the Selling Agent and its affiliates, and the Calculation Agent and its affiliates.

We and our affiliates, the Selling Agent and its affiliates, and the Calculation Agent and its affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In addition, we and our affiliates, the Selling Agent and its affiliates, and the Calculation Agent and its affiliates, acting as principal or on behalf of their customers, have entered into or may enter into transactions related to interest rate movements, including short-term and long-term interest rate swaps and other instruments that may affect interest rates, the Index, and the Index Component Stocks, that are not for the account of the investors in the Notes or on their behalf.

In particular, as described below under “Use of Proceeds; Hedging,” we, the Calculation Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the Reference Rate and the Index and its component securities, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Calculation Agent and its affiliates will have in each of their respective proprietary accounts and in facilitating transactions, including block trades and options and other derivatives transactions, for their respective customers and in accounts under each of their respective management. These trading activities, if they influence the levels of the Reference Rate and/or the Index or any other factor that may affect the amount of interest that may be paid on any Interest Payment Date, could be adverse to your interests as an investor in the Notes. It is possible that we, the Calculation Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

There may be potential conflicts of interest between investors in the Notes and the Calculation Agent.

As Calculation Agent for your Notes, Natixis SA will have discretion in making certain determinations that affect your Notes, including determining the interest rate, the Reference Rate, the Index Level, the occurrence or nonoccurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Index Level in the event of a discontinuance of the Index, and that may adversely affect any payments you may receive in respect of the Notes. The exercise of this discretion by Natixis SA could adversely affect the value of your Notes.  Furthermore, as described below under “Use of Proceeds; Hedging” we have hedged, or may hedge our obligations under the Notes with the Calculation Agent or one of its affiliates.  Therefore, the exercise of discretion by the Calculation Agent may present a conflict of interest between the investors’ interests in the Notes and the interests of the Calculation Agent.  We may change the Calculation Agent at any time without notice to you.

We and our affiliates, the Selling Agent and its affiliates, and the Calculation Agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the Notes.

We and our affiliates, the Calculation Agent and its affiliates, and the Selling Agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the Notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

We and our affiliates, the Calculation Agent and its affiliates, the Selling Agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the Notes, including similar rates of interest or maturities. By introducing competing products into the marketplace in this manner, we and our affiliates, the Calculation Agent and its affiliates, and the Selling Agent or its affiliates could adversely affect the value of the Notes.

The historical values of the Reference Rate and levels of the Index should not be taken as an indication of the future values of the Reference Rate and the levels of the Index.

In the past, the values of the Reference Rate and the levels of the Index have experienced significant fluctuations. You should note that historical values or levels, fluctuations and trends of the Reference Rate and the Index are not necessarily indicative of future values or levels. Any historical upward or downward trend in the Reference Rate or the Index is not an indication that the Reference Rate or the Index is more or less likely to increase or decrease at any time during the term of the Notes. Changes in the values of the Reference Rate and the levels of the Index will affect the value of the Notes, but neither we nor you can predict the future performance of the Reference Rate and the Index based on historical performance. The actual performance of the Reference Rate and the Index during the term of the Notes, as well as the interest payable, if any, on each Interest Payment Date, may bear little or no relation to the hypothetical values or levels of the Reference Rate and the Index or to the hypothetical examples shown in this pricing supplement.

The Notes may not be a suitable investment for you under certain circumstances.

The Notes may not be a suitable investment for you, if, among other things:

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you believe that the Reference Rate will be above 6.00% or below 0.00%, or that the Index Levels will bebelow 1,250, for the entire term or significant periods of time during the term, of the Notes;

•	you are unable to accept the risk that the Notes may pay interest at a very low rate or even zero interest in respect of any Interest Payment Date;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity;

•
you are unwilling to accept the risk that the Notes may be redeemed prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

THE REFERENCE RATE

“LIBOR” as defined in the accompanying prospectus supplement in the section called “Description of the Notes and the Guarantees—Floating Rate Notes—LIBOR notes” with an index maturity of 6 months and a Designated LIBOR Currency of U.S. dollars and as displayed on Reuters Page LIBOR01 (or any other page as may replace such page on such service); provided that for the determination of the Reference Rate on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a London Banking Day, in which case the Reference Rate shall be the Reference Rate on the immediately preceding London Banking Day.

If 6-Month USD LIBOR is not available on Reuters Page LIBOR01 on a calendar day that is a London Banking Day (such day, a “LIBOR Unavailable Day”), the Reference Rate with respect to such LIBOR Unavailable Day will be determined pursuant to the procedures described below:

•
The Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent after consultation with us, to provide the Calculation Agent with its offered quotation for the rate for deposits in the Designated LIBOR Currency for the period of the index maturity of 6 months, commencing on such LIBOR Unavailable Day, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Unavailable Day and in a principal amount that is representative of a single transaction in that Designated LIBOR Currency in that market at that time.

•
If at least two quotations are provided, LIBOR determined on that LIBOR Unavailable Day will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable LIBOR Unavailable Day as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, in New York City on that LIBOR Unavailable Day, by three major banks in that principal financial center selected by the Calculation Agent, after consultation with us, for loans in the Designated LIBOR Currency to leading European banks, having the index maturity of 6 months and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

•
If fewer than three major banks in that principal financial center selected by the Calculation Agent are quoting as set forth above, the Reference Rate for that LIBOR Unavailable Day will remain the Reference Rate (with the index maturity of 6 months) in effect for the immediately preceding calendar day with respect to which LIBOR (with the index maturity of 6 months) appeared on Reuters Page LIBOR01.

London Banking Day

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

THE INDEX

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its composition, its method of calculation and changes in its components and its historical closing levels, from publicly available information.  We have not participated in the preparation of, or independently verified, such publicly available information.  All information regarding the S&P 500® Index set forth in this index supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices (“S&P”).  The S&P 500® Index is calculated, maintained and published by S&P. The S&P 500® Index is reported by Bloomberg under the ticker symbol “SPX <Index>”.

The S&P 500® Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the S&P 500® Index

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e., U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the S&P 500® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

The S&P 500® Index does not reflect the payment of dividends on the stocks included in the S&P 500® Index. Because of this the return on the Notes will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500® Index. With a float-adjusted index, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December. Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P 500® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require adjustments to the index divisor.

Additional information on the S&P 500® Index is available on the following website:  http://www.standardandpoors.com. We are not incorporating by reference this website or any information contained therein.

License Agreement between S&P and Lloyds Bank

“Standard & Poor’s”, “S&P”, “S&P 500”, “Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s and have been licensed for use, on a nonexclusive basis, by Lloyds Bank and its affiliates in connection with securities, including the Notes.  The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Notes.

MARKET DISRUPTION EVENTS AND INDEX ADJUSTMENTS

Market Disruption Events

Market Disruption Event means, with respect to the Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion: (a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Index (or the Successor Index, as defined below) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

If S&P discontinues publication of the Index and S&P or another entity (including the Selling Agent or Calculation Agent) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value shall be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

If the publication of the Index is discontinued and such discontinuance is continuing at any time when an Index Closing Value is to be determined and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value at such time in accordance with the formula for calculating the Index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the index on the relevant exchange.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

Upon any selection by the Calculation Agent of a Successor Index, the Issuer will cause written notice thereof to be furnished to the Trustee and to The Depository Trust Company ("DTC"), as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the sole opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at any time at which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the

Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the Index or a Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Index Closing Value, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such Index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

The Calculation Agent will make all determinations with respect to adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made. The Calculation Agent will provide information about any adjustments it makes upon your written request.

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, the Notes will pay interest on each Interest Payment Date at an effective per annum interest rate calculated by determining the product of the Accrual Rate and the applicable Accrual Factor for the relevant Interest Period.  The following illustrates the process by which the interest rate and interest payment amount are determined for any such Interest Period.

For purposes of these examples, we assume that the Notes are not being redeemed on the applicable Interest Payment Date pursuant to the “Redemption at the Option of the Issuer” provisions above.  If we exercise our redemption option, you will receive on the Early Redemption Date the Redemption Price applicable to that Early Redemption Date, calculated as described above.

Interest Rate Calculation

Step 1: Calculate the Accrual Factor.

For each calendar day during an Interest Period, the values for the Reference Rate and the Index Level are determined; the value for the Reference Rate is then evaluated relative to the Reference Rate Range, and the Index Level is evaluated relative to the Index Barrier.  The amount of interest payable on the Notes for any Interest Period is dependent on the Accrual Factor.  The Accrual Factor for any Interest Period is a fraction, where the numerator reflects the number of calendar days in that Interest Period on which (i) the Reference Rate is within the Reference Rate Range and (ii) the Index Level is greater than or equal to the Index Barrier, and the denominator reflects the total number of calendar days in that Interest Period.

Step 2: Calculate the per annum interest rate for each Interest Payment Date.

For each calendar day in an Interest Period on which the Reference Rate is within the Reference Rate Range and the Index Level is greater than or equal to the Index Barrier, interest will accrue; conversely, for each calendar day in an Interest Period on which the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier, no interest will accrue.

Stated mathematically, the interest rate per annum for any Interest Period will be equal to the product of the Accrual Rate of 7.00% and the applicable Accrual Factor.

The maximum possible per annum interest rate for any Interest Period is the Accrual Rate, and the actual interest rate per annum for any Interest Period will decrease in proportion to the number of calendar days in the Interest Period that the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier.  As a result, the per annum interest rate for any Interest Period could potentially be zero. See “Risk Factors—The Notes are subject to interest payment risk based on the Reference Rate and the Index Level.”

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Interest Period by multiplying the annual interest rate determined for that Interest Period by the day count fraction.  The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable, if any, on the related Interest Payment Date.  No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a Business Day.

Example Interest Rate and Interest Payment Calculations

The following examples illustrate how the per annum interest rate and interest payment amounts would be calculated for a given Interest Period under different Accrual Factor scenarios.  These examples are based on the Accrual Rate of 7.00%. These examples are also based on the Notes having quarterly Interest Payment Dates, and the interest payments being calculated using a 30/360 day count basis (such that the applicable day count fraction for the quarterly interest payment for the Interest Period will be 90/360).

The Accrual Factors set forth in the hypothetical examples have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the terms of any particular Notes or the future performance of the Reference Rate and/or the Index. Numbers in the table below have been rounded for ease of analysis.

The examples below assume the Notes are held until the Maturity Date and no Market Disruption Event with respect to the Index has occurred or is continuing on any Index Business Day during the hypothetical Interest Periods. These examples do not take into account any tax consequences from investing in the Notes.

Accrual Rate	Number of calendar days on which the Reference Rate was within the Reference Rate Range and the Index Level was greater than or equal to the Index Barrier	Accrual Factor	Interest Rate (per annum)1	Effective Interest Rate2	Interest Payment Amount (per $1,000 Note)3
7.00%	90	100.00%	7.00%	1.75%	$17.50
7.00%	60	66.67%	4.67%	1.17%	$11.70
7.00%	30	33.33%	2.33%	0.58%	$5.80
7.00%	0	0.00%	0.00%	0.00%	$0.00

1.
The interest rate per annum for any Interest Period will be equal to the product of the Accrual Rate of 7.00% and the applicable Accrual Factor, and no interest will accrue for any days during the Interest Period on which the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier.

2.	Effective interest rate equals the interest rate per annum multiplied by the day count fraction (90/360).
3.	Interest payment amount for any Interest Payment Date, if any, equals the principal amount times the effective interest rate.

Example 1: If, for every calendar day during the relevant Interest Period, the value of the Reference Rate is within the Reference Rate Range and the Index Level is greater than or equal to the Index Barrier, the related Accrual Factor would equal 100%, or 1.0.  In this case, the Accrual Rate of 7.00% per annum would accrue for every day in the Interest Period. As a result, the per annum interest rate for that Interest Period would be equal to the Accrual Rate of 7.00%, the maximum per annum interest rate for that Interest Period, and you would receive an interest payment of $17.50 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 7.00% x (90/360) = 1.75%

Interest Payment = $1,000 x 1.75% = $17.50

Example 2: If, for every calendar day during the relevant Interest Period, the value of the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier, the related Accrual Factor would equal 0%, or 0.0.  In this case, no interest would accrue for any day in the Interest Period. As a result, the per annum interest rate for that Interest Period would be equal to 0.00%, and you would receive no interest payment on the related quarterly Interest Payment Date (the interest payment would be $0).

Example 3: If the value of the Reference Rate is within the Reference Rate Range and the Index Level is greater than or equal to the Index Barrier for 33.33% of the calendar days in the relevant Interest Period, but the Reference Rate is outside the Reference Rate Range and/or the Index Level is less than the Index Barrier for the other 66.67% of the relevant calendar days, the related Accrual Factor would equal 33.33%, or 0.3333.  In this case, interest would accrue at the Accrual Rate of 7.00% per annum in respect of 33.33% of the days in that Interest Period, while no interest would accrue in respect of the remaining 66.67% of the days in that Interest Period. As a result, the per annum interest rate for that Interest Period would be 2.33%, calculated as follows:

Per Annum Interest Rate = (7.00% x 0.3333) = 2.33%

Based on the per annum interest rate for the relevant Interest Period determined per the above, you would receive an interest payment of $5.80 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 2.33% x (90/360) = 0.58%
Interest Payment = $1,000 x 0.58% = $5.80

HISTORICAL INFORMATION

Reference Rate

The following graph sets forth the Reference Rate for the period from December 6, 1984 to July 16, 2013.  The historical performance of the Reference Rate should not be taken as an indication of its future performance.  We cannot give you any assurance that the Reference Rate will be within the Reference Rate Range on any day of any Interest Period.  We obtained the information in the graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.

The bold lines in the graph indicate the Reference Rate Range of 0.00% to 6.00%.

This graph shows the Reference Rate from December 6, 1984 (the earliest date on which the level of the Reference Rate is available on Bloomberg) to July 16, 2013.  The level of the Reference Rate has been above 6.00% (and thus, outside the Reference Rate Range) for extended periods during this time frame.

The Index

The following table sets forth the published high and low Index Levels, as well as end-of-quarter Index Levels, for each quarter in the period from January 1, 2008 through July 16, 2013.  The graph following the table sets forth the daily closing levels of the Index for the period from January 1, 1998 through July 16, 2013.  The closing level of the Index on July 16, 2013 was 1,676.26.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Index on any calendar day during the term of the Notes.  The graph below does not reflect the return the Notes would have had during the period presented because it does not take into account the Reference Rate or our redemption right.

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36

S&P 500® Index	High	Low	Period End
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1419.04	1278.04	1362.16
Third Quarter	1465.77	1334.76	1440.67
Fourth Quarter	1461.40	1353.33	1426.19
2013
First Quarter	1457.15	1569.19	1569.19
Second Quarter	1669.16	1549.61	1606.28
Third Quarter (through July 16, 2013)	1682.50	1614.08	1676.26

The bold line in the graph indicates the Index Barrier of 1,250.

TAX CONSEQUENCES

            You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences.”  Based on current market conditions, we intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Notes Treated as Contingent Payment Debt Instruments” in that section.  Because the Notes will be offered to initial purchasers at varying prices, it is expected that the “issue price” of the Notes for U.S. federal income tax purposes will be uncertain.  We currently intend to treat the issue price as $1,000 for each $1,000 principal amount Note, and the remainder of this discussion so assumes, unless otherwise indicated.  Our intended treatment will affect the amounts you will be required to include in income for U.S. federal income tax purposes.  You should consult your tax adviser regarding the uncertainty with respect to the Notes’ issue price, including the tax consequences to you if the actual issue price of the Notes for U.S. federal income tax purposes is not $1,000 per Note.

            Assuming that our treatment of the Notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the interest payments at the interest rate on the Notes (if any) in that year.  Any income recognized upon a sale or exchange of a Note (including early redemption or redemption at maturity) will be treated as interest income for U.S. federal income tax purposes.

            After the Issue Date, you may obtain the comparable yield and the projected payment schedule by contacting Lloyds Investor Relations at investor.relations@ltsb-finance.co.uk.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual interest payments at the interest rate (if any) that we will make on the Notes.

            If you purchase Notes for an amount that is different from their issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the Notes or daily portions of interest that you are required to accrue with respect to the Notes and treating these allocations as adjustments to your income when the payment is made or the interest accrues.  You should consult your tax adviser regarding the treatment of the difference between your basis in your Notes and their issue price.

            Possible Alternative Treatment.  It is possible that the Internal Revenue Service could determine that the Notes are “variable rate debt instruments” for U.S. federal income tax purposes, which could have adverse U.S. federal income tax consequences for you.  For example, if the Notes were properly treated as variable rate debt instruments, you would be required to include payments of stated interest in income when they are received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.  In addition, if the “issue price” of the Notes were determined to be below a certain threshold, the Notes would be treated as issued with original issue discount, which would be taxed over the term of the Notes according to a constant-yield method based on a compounding of interest, regardless of your method of accounting for U.S. federal income tax purposes.  You should consult your tax adviser regarding the U.S. federal income tax consequences to you if the Notes are properly treated as variable rate debt instruments.

            For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

            You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, when the Notes have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, the Notes will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP, dated June 7, 2013 and filed by the Guarantor as an exhibit to the Registration Statement on Form F-3 on June 7, 2013.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, dated June 7, 2013 and filed by the Guarantor as an exhibit to the Registration Statement on Form F-3 on June 7, 2013.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinions of Dundas & Wilson CS LLP and Linklaters LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated June 7, 2013, which was filed by the Guarantor as an exhibit to the Registration Statement on Form F-3 on June 7, 2013.

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity of the Notes.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes, with an affiliate of the Calculation Agent.  In connection with this hedging activity, we, the Calculation Agent and/or its affiliates may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Rate or the Index, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we, the Calculation Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors — The Issuer’s estimated value of the Notes on the Trade Date is less than the Issue Price of the Notes” and “Risk Factors — There may be potential conflicts of interest between investors in the Notes and us and our affiliates, the Selling Agent and its affiliates, and the Calculation Agent and its affiliates” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc., as the Selling Agent, and the Selling Agent has agreed to purchase from us the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at $50.00 per $1,000 of principal amount of the Notes, resulting in aggregate proceeds to us of $3,800,000.00. The Selling Agent will receive commissions from us of up to $50.00 per $1,000.00 principal amount of the Notes, or  up to $200,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. The Selling Agent has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same concession. You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-33 of the prospectus supplement.

The Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at prevailing market prices, at prices related to such prevailing prices or at negotiated prices; provided however, that such price will not be less than $950.00 per $1,000.00 principal amount of the Notes and will not be more than $1,000.00 per $1,000.00 principal amount of the Notes.

The Selling Agent has agreed to reimburse us for certain expenses relating to the offering in an amount up to $20,000.00.  In addition, from time to time, the Selling Agent and its affiliates have engaged and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The Selling Agent has advised us that, absent changes in market conditions, our creditworthiness or other relevant factors, the price, if any, at which the Selling Agent may initially buy or sell the Notes in the secondary market, if any, and the value that the Selling Agent may initially use for customer account statements, if provided at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 12 months after the Issue Date of the Notes, because the Selling Agent may, in its discretion, elect to effectively reimburse to investors a portion of the estimated cost of hedging the obligations under the Notes and other costs in connection with the Notes.  The Selling Agent will make such discretionary election and has determined the temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement the Selling Agent may have with the distributors of the Notes.  The amount of our estimated costs which the Selling Agent may effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and the Selling Agent may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes are a new issue of securities with no established trading market. We have been advised by the Selling Agent that the Selling Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time for any reason without notice. No assurance can be given as to the liquidity or existence of any trading market for the Notes.

We may deliver the Notes against payment therefor on a date that is more than three business days after the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than three business days after the Trade Date, purchasers who wish to trade the Notes more than three business days prior to the Issue Date of the Notes will be required to specify alternative arrangements to prevent a failed settlement and should consult their own advisers in connection with that election.

US $4,000,000

Lloyds TSB Bank plc

fully and unconditionally guaranteed by

Lloyds Banking Group plc

Senior Callable 6-Month USD LIBOR and S&P 500® Index Range Accrual Notes

due July 26, 2028

Medium-Term Notes, Series A

Pricing Supplement

(to prospectus dated June 7, 2013

and prospectus supplement dated June 7, 2013)